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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Arris Group, Inc. for the registration of 5,250,000 shares of its common stock and to the incorporation by reference therein of our reports (i) dated February 7, 2001, except for Note 2 paragraph 4, as to which the date is June 26, 2001, with respect to the consolidated financial statements and schedule of ANTEC Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2000, and (ii) dated January 19, 2002 with respect to the financial statements of Cadant, Inc. included in the Current Report on Form 8-K, dated ____________ , 2002, of Arris Group, Inc., filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP


Atlanta, Georgia
February 8, 2002